Exhibit 99.7

CONSENT OF LOUIS, LIU YI

Phaos Technology Holdings (Cayman) Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: December 31, 2024

/s/ LOUIS, LIU YI
LOUIS, LIU YI